SUPPLEMENTAL INDENTURE
Supplemental Indenture (this “Supplemental Indenture”), dated as of October 24, 2024, among the entities listed on Exhibit A hereto (each a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries” ), subsidiaries of Patrick Industries, Inc. (or its permitted successor), an Indiana corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank Trust Company, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 22, 2024 providing for the issuance of 6.375% Senior Notes due 2032 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Guarantee. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each Guaranteeing Subsidiary hereby agrees, on a joint and several basis with all the existing Guarantors, to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article X thereof.
3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any other Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
5.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
9.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE TUMAC'S CORP.
TUMAC'S, LLC
TUMAC'S HOLDINGS LLC
KATALYST INDUSTRIES, LLC
WET SOUNDS, INC.
ROCKFORD CORPORATION
TS BUYER CORP.
TRANSHIELD, INC.
PATRICK MARINE TRANSPORTATION, LLC
PATRICK PS HOLDCO, LLC
OFF-ROAD HOLDINGS, LLC
OFF-ROAD INTERMEDIATE HOLDINGS, LLC
OFF-ROAD ACQUISITION CO., LLC
SPORTECH, LLC
ICON DIRECT LLC
JOHNSON’S BUILDING SUPPLY LLC

By:    /s/ Andrew C. Roeder
    Name: Andrew C. Roeder
    Title: Treasurer

Signature Page to Supplement Indenture (2024 Senior Notes)

PATRICK INDUSTRIES, INC.
By:    /s/ Andrew C. Roeder
    Name:    Andrew C. Roeder
    Title:    Treasurer

Signature Page to Supplement Indenture (2024 Senior Notes)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:    /s/ Linda Garcia
    Name:    Linda Garcia
    Title:    Vice President

Signature Page to Supplement Indenture (2024 Senior Notes)

EXHIBIT A
1.The Tumac's Corp., a    Pennsylvania corporation
2.Tumac's, LLC. A Pennsylvania limited liability company
3.Tumac's Holdings LLC, a Pennsylvania limited liability company
4.Katalyst Industries, LLC, a Texas limited liability company
5.Wet Sounds, Inc., a Texas corporation
6.Rockford Corporation, an Arizona corporation
7.TS Buyer Corp., a Delaware corporation
8.Transhield, Inc., an Indiana corporation
9.Patrick Marine Transportation, LLC, an Indiana limited liability company
10.Patrick PS Holdco, LLC, an Indiana limited liability company
11.Off-Road Holdings, LLC, a Delaware limited liability company
12.Off-Road Intermediate Holdings, LLC, a Delaware limited liability company
13.Off-Road Acquisition Co., LLC, a Delaware limited liability company
14.Sportech, LLC, a Minnesota limited liability company
15.Icon Direct LLC, a Michigan limited liability company
16.Johnson’s Building Supply LLC, a Michigan limited liability company